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                                                                    EXHIBIT 12.1

           TRIARC CONSUMER PRODUCTS GROUP, LLC AND RELATED COMPANIES UNAUDITED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                           PRO
                                                                    HISTORICAL                           FORMA(A)
                                              -------------------------------------------------------    --------
                                                 YEAR ENDED DECEMBER 31,      YEAR ENDED    YEAR ENDED JANUARY 3,
                                              -----------------------------   DECEMBER 28,   --------------------
                                               1994       1995       1996         1997         1999        1999
                                              -------   --------   --------   ------------   --------    --------
                                                                 (IN THOUSANDS EXCEPT RATIOS)
Income (loss) before income taxes and
  extraordinary charges.....................  $(3,773)  $(45,606)  $(74,996)    $(24,128)    $ 55,271    $ 38,001
                                              -------   --------   --------   ------------   --------    --------
Fixed charges:
     Interest expense.......................   34,433     42,386     50,031       58,019       60,235      78,436
     Interest portion of rent expense(b)....    4,538      6,884      8,094        5,052        2,488       2,594
                                              -------   --------   --------   ------------   --------    --------
                                               38,971     49,270     58,125       63,071       62,723      81,030
                                              -------   --------   --------   ------------   --------    --------
Adjusted earnings (loss) before income taxes
  and extraordinary charges.................  $35,198   $  3,664   $(16,871)    $ 38,943     $117,994    $119,031
                                              -------   --------   --------   ------------   --------    --------
                                              -------   --------   --------   ------------   --------    --------
Amount by which earnings were insufficient
  to cover fixed charges....................  $ 3,773   $ 45,606   $ 74,996     $ 24,128
                                              -------   --------   --------   ------------
                                              -------   --------   --------   ------------
Ratio of earnings to fixed charges..........                                                     1.9x        1.5x
                                                                                                 ----        ----
                                                                                                 ----        ----
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------------

 (a) The pro forma information has been determined by adjusting the results of operations of the Company for the year ended January 3, 1999 to give effect to the offering, the new credit facility and the related use of proceeds, including the acquisition of Millrose. Such pro forma information is derived from the pro forma condensed combined statement of operations contained elsewhere herein and should be read in conjunction therewith and with the notes thereto.

 (b) Represents one-third of rental expense deemed for this purpose to represent the interest component of rental payments.


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